Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sandy Spring Bancorp, Inc. of our reports dated March 5, 2007 relating to our audit of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Sandy Spring Bancorp, Inc. for the year ended December 31, 2006.
/s/ McGladrey & Pullen, LLP
Frederick, Maryland
July 25, 2007